[LETTERHEAD]



June 11, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE: TOUCH TONE AMERICA, INC. #0-24058

Dear Sirs:

We have read Item 4 of Touch Tone America, Inc. Form 8-K, dated June 11, 1997, and are in agreement with the statements contained in paragraphs 4(a)(i), (ii) and (iv) therein as they relate to us.

Very truly yours,



/s/ HEIN + ASSOCIATES LLP
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HEIN + ASSOCIATES LLP
Certified Public Accountants